QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): January 18, 2002

CORNERSTONE PROPANE PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-12499 (Commission File Number)	77-0439862 (I.R.S. Employer Identification No.)
432 Westridge Drive Watsonville, California (Address of principal executive offices)	95076 (Zip Code)

Registrant's telephone number, including area code: (831) 724-1921

N/A
(Former Name or Former Address if Changed Since Last Report)

Item 5. Other Events.

        On January 18, 2002, the Registrant reported it completed an agreement for a waiver and amendment related to its existing $50 million lending facility dated November 30, 2001, as filed on a previous Form 8-K.

        On January 18, 2002, the Registrant issued the following release:

NYSE SYMBOL—CNO

IMMEDIATE RELEASE	CONTACT:
January 18, 2002	Richard D. Nye (831) 724-1921

CornerStone Propane To Pursue Strategic Options

Quarterly Distributions Eliminated As Result of Credit Agreement Amendment

Watsonville, Calif.—CornerStone Propane Partners, L.P. (NYSE: CNO), ("CornerStone" or the "Partnership"), today announced that it has retained Credit Suisse First Boston Corporation to pursue strategic options, including the possible sale or merger of the Partnership.

In addition, CornerStone reported that unprecedented mild winter weather during its fiscal second quarter, ended Dec. 31, 2001, will negatively impact the Partnership's results to be announced on Feb. 7, 2002. According to the National Climatic Data Center, the period between October and December of 2001 was the second warmest in the last 107 years on record in the United States.

As a result of its financial performance in the December quarter, CornerStone determined that it would not likely be in compliance with certain covenants of its $50 million working capital facility credit agreement. Subsequent discussions with the lenders of this facility have led to an amendment to the credit agreement that continues access to funding under the facility which matures on Nov. 28, 2002. However, the credit agreement amendment eliminates the ability of CornerStone to make further quarterly distributions during the term of the facility. Pursuant to the Partnership Agreement, the suspension of distributions under the defined Minimum Quarterly Distribution will be subject to arrearage privileges, so that no distribution will be made to the subordinated unitholders until the arrearages have been paid to the common unitholders. CornerStone Propane Partners, L.P. has approximately 17.3 million common units outstanding.

"Following a detailed review of CornerStone's operating plan and capital structure, and in light of the Partnership's credit position, the General Partner's Board of Directors has determined that it is in the best interest of the Partnership's unitholders to consider strategic opportunities, including a possible sale or merger of the Partnership," said Keith G. Baxter, CornerStone's President and CEO.

NorthWestern's (NYSE:NOR) Chairman and CEO Merle Lewis added that "NorthWestern is fully supportive of today's action taken by CNO's Board of Directors of seeking strategic options, including the possible sale or merger of the Partnership. In light of this action and the resulting potential disposition of our investment in the Partnership, we will re-evaluate the characterization and valuation of our investment and will be in a position to discuss potential changes during our Feb. 7 year-end earnings call." NorthWestern represents the largest unitholder of CNO and owns all the stock of the managing general partner.

The Board of Directors of the General Partner has formed a special committee of the Board composed of directors that are not officers of CornerStone's affiliate and subordinated unitholder, NorthWestern

Corporation. It will be the function of the special committee to advise the Board of Directors with respect to any conflicts of interests with NorthWestern that may arise in any consideration of strategic opportunities for CornerStone presented to the Board of Directors.

CornerStone continues to narrow the focus of its Coast Energy Group (CEG) unit to concentrate exclusively on Natural Gas Liquids in support of the core retail propane operations, wholesale distribution and logistics operations. As a result, the Partnership will likely take significant non-recurring charges, mostly non-cash, related to the disposal of assets and exit of certain businesses within CEG. These businesses were not expected to have a material contribution to the future earnings of the partnership. In addition, CornerStone will continue to analyze the impact of Financial Accounting Standard 142 (Goodwill and other Intangible Assets) for goodwill impairment across the businesses to be reported in the financial results for the quarter ending Dec. 31, 2001.

Cornerstone Propane Partners, L.P. is a master limited partnership. The Partnership is one of the nation's largest retail propane marketers, serving approximately 470,000 customers in more than 30 states. Through its North American energy solutions service team, Coast Energy Group, the Partnership also supplies, purchases, processes and markets natural gas liquids. For more information, please visit our website at www.cornerstonepropane.com.

The information presented herein contains "forward-looking statements" based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Cash distributions on the Partnership's common units are not guaranteed and distributable cash will depend on the Partnership's debt covenants, debt service requirements, future operating performance, capital expenditure needs, access to financing and prevailing economic, financial, business, weather and other factors, certain of which are beyond its control. There can be no assurances that any strategic transaction will be reached from these or future discussions or that any such transaction will be consummated. Any such transaction would be subject to a number of conditions, including, among other things, the approval of the General Partner, entering into definitive documentation, consent of the Partnership's lenders, Hart-Scott-Rodino antitrust clearance, and depending on the form of the transaction, approval of the Partnership's common unitholders. For a discussion of the risk factors, future performance and liquidity, see "Forward-Looking Statements" in our annual report on Form 10-K for the year ended June 30, 2001, filed with the Securities and Exchange Commission. The Partnership undertakes no obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

###

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

        (c)  Exhibits. The exhibits to this Report are incorporated by reference to the Exhibit Index appearing on page E-1 hereof.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 22, 2002

CORNERSTONE PROPANE PARTNERS, L.P.
(Registrant)
By:	Cornerstone Propane GP, Inc. as Managing General Partner
By:	/s/ Richard D. Nye
Name:	Richard D. Nye
Title:	Vice President Finance & Administration and Acting Chief Financial Officer

Exhibit Index

EXHIBIT NO.	DESCRIPTION OF EXHIBIT
4.7	Waiver and Amendment to Credit Agreement

QuickLinks

  Item 5. Other Events.
  Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.
SIGNATURES
Exhibit Index